                                                        EXHIBIT 12


             THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
                         Computation of Ratios
                     (In thousands, except ratios)


                                         Twelve Months Ended
                                             December 31,
                        ---------------------------------------------------
                            1994      1993       1992      1991      1990
                            ----      ----       ----      ----      ----
EARNINGS (LOSS):

Income (loss) before
 income taxes           $563,578  $522,606 $(225,063)  $528,061  $503,905

Add: fixed charges        62,718    65,633    70,897     65,045    60,148

Less: capitalized interest     -         -     4,580      3,571     6,935
                         -------   -------   -------    -------   -------
  Income (loss),
    as adjusted         $626,296  $588,239 $(158,746)  $589,535  $557,118
                         =======   =======   =======    =======   =======

FIXED CHARGES AND PREFERRED
 STOCK DIVIDENDS:

Fixed charges:
 Interest costs         $ 39,736  $ 40,921  $ 40,288   $ 39,275  $ 36,490
 Rental expense (1)       22,982    24,712    30,609     25,770    23,658
                         -------   -------   -------    -------   -------
  Total fixed charges     62,718    65,633    70,897     65,045    60,148

Preferred stock dividends 18,337    18,488    18,395     18,451    17,285
                         -------   -------   -------    -------   -------
  Total fixed charges
    and preferred stock
    dividends           $ 81,055  $ 84,121  $ 89,292   $ 83,496  $ 77,433
                         =======   =======   =======    =======   =======
Ratio of earnings to
 fixed charges (2)          9.99      8.96         -       9.06      9.26
                         =======   =======   =======    =======   =======
Ratio of earnings to
 combined fixed charges
 and preferred
 stock dividends (2)        7.73      6.99         -       7.06      7.19
                         =======   =======   =======    =======   =======


1)   Interest portion deemed implicit in total rent expense.

2) The 1992 loss was inadequate to cover "fixed charges" by $229.6 million, and "combined fixed charges and preferred dividends" by $248.0 million.